Exhibit 99

Contact:

Gretchen Hommrich

Director, Investor Relations

(615) 861-6000

ACADIA HEALTHCARE NAMES FORMER DELOITTE U.S. CHAIRMAN

MICHAEL J. FUCCI TO BOARD OF DIRECTORS

Adds Risk Management and Human Resource Expertise to Acadia Board

FRANKLIN, Tenn. (October 28, 2020) — Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced that Michael J. Fucci has been appointed to serve as an independent director on its Board of Directors. Mr. Fucci’s appointment, which is effective immediately, will increase the size of the Acadia Board to nine members, eight of whom are independent.

Prior to his retirement in September 2020, Mr. Fucci served as Chairman Emeritus of Deloitte U.S. He previously served as Executive Chairman of Deloitte U.S. from 2015 to 2019, Chief Operating Officer of Deloitte Consulting from 2009 to 2015 and held various management positions since 2003. He provided governance and operational leadership for Deloitte U.S. in critical areas such as organization strategy, leadership succession and risk mitigation, as well as executive performance and compensation. Mr. Fucci also served as a member on both the Deloitte U.S. and Deloitte Global Boards of Directors. While at Deloitte U.S., he established and co-chaired the Board Leadership Forum, a coalition of Fortune 500 board chairs and lead directors.

“We are pleased to welcome Mike Fucci to our Board of Directors as an independent director,” said Reeve B. Waud, Chairman of Acadia’s Board of Directors. “His impressive tenure of leadership experience as a principal and practitioner at Deloitte U.S. makes him an ideal Board member for Acadia. He brings a unique perspective on human resource transformation, corporate talent strategies and risk mitigation that will complement the work and expertise of our other directors. We look forward to his valuable contributions as we execute our growth strategy and pursue our primary objective to deliver long-term value for our stockholders.”

“I am honored to be joining the Acadia Board,” added Mr. Fucci. “I look forward to supporting Acadia’s important role as a leading behavioral healthcare provider, especially during a critical period of demand brought on by challenges associated with the COVID-19 global pandemic.”

About Acadia Healthcare Company, Inc.

Acadia is a leading provider of behavioral healthcare services. As of June 30, 2020, Acadia operated a network of 589 behavioral healthcare facilities with approximately 18,200 beds in 40 states, the United Kingdom and Puerto Rico. Acadia provides behavioral healthcare services to its patients in a variety of settings, including inpatient psychiatric hospitals, specialty treatment facilities, residential treatment centers and outpatient clinics.

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